                            EXHIBIT 11

                   BIOPOOL INTERNATIONAL, INC.
      Statement Regarding Computation of Per Share Earnings
                   Six Months Ended June 30,





                                                1997         1996
                                        -------------------------

Primary
  Average shares outstanding               8,595,000    7,959,000
  Net effect of dilutive stock options
     and warrants based on the treasury
     stock method using average market
     price                                   543,000      218,000

     Total shares                          9,138,000    8,177,000

     Net income                           $  660,000   $  686,000

     Per share amount                     $     0.07   $     0.09





Fully diluted
  Average shares outstanding               8,595,000    7,959,000
  Net effect of dilutive stock options
     and warrants based on the treasury
     stock method using the higher of
     average or year-end market price        538,000      270,000

     Total shares                          9,133,000    8,229,000

     Net income                           $  660,000   $  686,000

     Per share amount                     $     0.07   $     0.08